Execution Version

Employment Agreement

This Employment Agreement (the "Agreement") is made and entered into as of April 1, 2022, by and between Thomas T. Vo (the "Executive") and Clinigence Holdings, Inc., a Delaware corporation (to be renamed Nutex Health Inc.) (the "Company").

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1.  Term. The Executive's employment hereunder shall be effective as of the date of the closing of the merger (the “Merger”) provided for in the Merger Agreement, dated as of November 23, 2021, among Nutex Health Holdco, LLC, a Delaware limited liability company, the Company, Nutex Acquisition LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Merger Sub”), Micro Hospital Holding LLC, a Texas limited liability company (solely for the purposes of certain sections), Nutex Health LLC (solely for the purposes of certain sections), and Thomas T. Vo (the "Effective Date") and shall continue until the fifth anniversary thereof, unless terminated earlier pursuant to Section 5 of this Agreement; provided that, effective on such fifth anniversary of the Effective Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a "Renewal Date"), this Agreement may be terminated with sixty (60) days’ prior written notice of either party of non-renewal. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the "Employment Term."

2. Position and Duties.

2.1  Position. During the Employment Term, the Executive shall serve as the Chief Executive Officer of the Company, reporting to the Board. In such position, the Executive shall have such duties, authority, and responsibilities consistent with the Executive's position.

2.2  Duties. During the Employment Term, the Executive shall devote substantially all of Executive's business time and attention to the performance of the Executive's duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board. Notwithstanding the foregoing, the Executive will be permitted to (a) with the prior written consent of the Board (which consent will not be unreasonably withheld or delayed) act or serve as a director, trustee, committee member, or principal of any type of business, civic, or charitable organization as long as such activities are disclosed in writing to the Company's General Counsel or Chief Financial Officer in accordance with the Company's Conflict of Interests Policy or any similar policy and (b) purchase or own less than five percent (5%) of the publicly traded securities of any company, other than the Executive’s ownership of

Company securities; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such company; provided further that, the activities described in clauses (a) and (b) do not interfere with the performance of the Executive's duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in Section 2 hereof.

3.  Principal Executive Offices and Remote Employment. The Company's principal executive offices are currently located at 6030 S. Rice Ave, Suite C, Houston, Texas 77081. Executive is authorized to perform his services for the Company from a location of his choosing other than the Company’s offices, so long as he is able to fulfill the requirements of his position. The Executive must have internet connectivity with sufficient bandwidth and must be able to access email and have a working telephone throughout the day. If the internal Company needs dictate, Executive will physically attend all pre-planned in-person internal meetings at the principal executive offices. The Executive may also be required to travel on Company business during the Employment Term.

4. Compensation.

4.1  Base Salary. The Company shall pay the Executive an annual base salary of one million U.S. dollars ($1,000,000) in periodic installments in accordance with the Company's customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Executive's base salary shall be reviewed at least annually by the Board beginning on January 1, 2023 and each January 1 thereafter during the Employment Term, and the Executive's annual base salary shall be increased by a minimum of 3% annually. However, the Executive's base salary may not be decreased during the Employment Term other than as part of an overall salary reduction that applies in the same manner to all senior executives. The Executive's annual base salary, as in effect from time to time, is hereinafter referred to as "Base Salary".

4.2 Annual Bonus.

(a)  For each fiscal year of the Employment Term, the Executive shall be eligible to receive an annual cash bonus (the "Annual Bonus"). However, the decision to provide any Annual Bonus and the amount and terms of any Annual Bonus shall be in the sole and absolute discretion of the Compensation Committee of the Board (the "Compensation Committee").

(b)  The Annual Bonus, if any, will be paid according to terms of the Company annual bonus plan, but no later than one and a half (1 1/2) months after the end of the applicable fiscal year’s financial statement audit has been completed, provided that the Annual Bonus shall be paid during the calendar year after the Annual Bonus was earned.

(c)  Except as otherwise provided in Section 5, (i) the Annual Bonus will be subject to the terms of the Company annual bonus plan under which it is granted and (ii) in order to be eligible to receive an Annual Bonus, the Executive must be employed by the Company on the last day of the applicable fiscal year that such Annual Bonus is earned.

4.3  Equity Awards. During the Employment Term, the Executive shall be eligible to participate in the Nutex Health Inc. 2022 Equity Incentive Plan (the “Plan”), as approved at the Company’s special meeting held on March 16, 2022, or any successor plan, subject to the terms of the Plan or successor plan, as determined by the Board or the Compensation Committee, in its discretion.

4.4  Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Company and governing benefit plan requirements (including plan eligibility provisions), and to the extent the Company provides similar benefits or perquisites (or both) to similarly situated executives of the Company.

4.5  Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, "Employee Benefit Plans"), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.6  Vacation; Paid Time Off. During the Employment Term, the Executive will be entitled to paid vacation on a basis that is at least as favorable as that provided to other similarly situated executives of the Company. The Executive shall receive other paid time off in accordance with the Company's policies for executive officers as such policies may exist from time to time.

4.7  Relocation Expenses. In the event that Executive is required to move from his primary residence and consents to such move, the Company shall pay, or reimburse the Executive for, all reasonable relocation expenses incurred by the Executive relating to the Executive's relocation to the Company’s principal executive office or a designated alternative Company office, not to exceed ten thousand dollars ($10,000), unless agreed to in writing by the Company. If the Executive terminates employment without Good Reason or is terminated by the Company for Cause before the first anniversary of relocation the Executive shall be required to repay the Company seventy-five (75%) of the amount of any relocation expenses paid or reimbursed under this Section 4.7.

4.8  Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive's duties hereunder in accordance with the Company's expense reimbursement policies and procedures.

4.9  Indemnification. In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a "Proceeding"), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive's employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, the Executive shall be indemnified and held harmless by the Company to the fullest extent applicable to any other officer or director of the Company from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys' fees). Costs and expenses incurred by the Executive in defense of such Proceeding (including attorneys' fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment;

(ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the Executive to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Agreement.

4.10  Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or other compensation paid to the Executive under this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

5.  Termination of Employment. The Employment Term and the Executive's employment hereunder may be terminated by either the Company or the Executive at any time for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least sixty (60) days advance written notice of any termination of the Executive's employment. On termination of the Executive's employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.1 Expiration of the Term, For Cause, or Without Good Reason.

(a)  The Executive's employment hereunder may be terminated upon Executive’s failure to renew the Agreement in accordance with Section 1, by the Company for Cause, or by the Executive without Good Reason. If the Executive's employment is terminated upon the Executive's failure to renew the Agreement, by the Company for Cause, or by the Executive without Good Reason, the Executive shall be entitled to receive:

(i)  any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid in accordance with the Company's customary payroll procedures;

(ii)  any earned but unpaid Annual Bonus with respect to any completed fiscal year immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment date, except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement; provided that, if the Executive's employment is terminated by the Company for Cause, then any such accrued but unpaid Annual Bonus shall be forfeited;

(iii)  reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company's expense reimbursement policy; and

(iv)  such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company's employee benefit plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 5.1(a)(i) through 5.1(a)(iv) are referred to herein collectively as the "Accrued Amounts".

(b) For purposes of this Agreement, "Cause" shall mean:

(i)  the Executive's willful failure to perform Executive's duties that results in loss, damage or injury that is material to the Company (other than any such failure resulting from incapacity due to physical or mental illness);

(ii)  continued, willful and deliberate non-performance by the Executive of the Executive’s duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability).

(iii)  the Executive's engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, as determined by the Board, materially injurious to the Company or its affiliates, taken as a whole;

(iv)  the Executive's embezzlement, misappropriation, or fraud, whether or not related to the Executive's employment with the Company;

(v)  the Executive's conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs the Executive's ability to perform services for the Company, or results in material, reputational or financial harm to the Company or its affiliates, taken as a whole;

(vi)  the Executive's material violation of the Company's written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct:

(vii)  the Executive's willful unauthorized disclosure of Confidential Information (as defined below);

(viii)  the Executive's material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company; or

(ix)  the Executive's engagement in conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute.

For purposes of this provision, no act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

For avoidance of doubt, “Cause” shall not include (w) below par or below average operational performance, in and of itself; (x) expense reimbursement disputes in which the Executive acts in reasonable good faith; (y) occasional, customary and de minimis use of the Company’s property for personal purposes; and (z) acting in good faith upon advice of the Company’s legal counsel.

Termination of the Executive's employment shall not be deemed to be for Cause unless and until the Company delivers to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board finding that the Executive has engaged in the conduct described in any of (i)-(ix) above. Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have thirty (30) days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of thirty (30) days, the Company may give the Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of the Executive's employment without notice and with immediate effect.

(c)  For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive's written consent:

(i)  a reduction in the Executive's Base Salary other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;

(ii)  a material reduction in the Executive's target Annual Bonus for a Fiscal Year (as determined by the Compensation Committee as described in Section 4.2) (“Target Bonus”) as compared to the prior Fiscal Year’s target Annual Bonus;

(iii)  a material reduction in the grant date fair market value of Executive’s aggregate annual equity compensation awards as compared to the grant date fair market value of Executive’s aggregate annual equity compensation awards for the prior Fiscal Year;

(iv)  a relocation of the Executive's principal place of employment by more than 30 miles;

(v)  any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between the Executive and the Company;

(vi)  the Company's failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; or

(vii)  a material, adverse change in the Executive's title, authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law) taking into account the Company's size, status as a public company, and capitalization as of the date of determination.

The Executive shall not terminate employment for Good Reason unless the Executive has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within sixty (60) days of the initial existence of such grounds and the Company has had at least sixty (60) days from the date on which such notice is provided to cure such circumstances. If the Executive does not provide notice of termination of employment for Good Reason within sixty (60) days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.

5.2  .. The Employment Term and the Executive's employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive's compliance with Section 6, Section 7, Section 8, and Section 9 of this Agreement and the Executive's execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company/substantially similar to the release attached as Exhibit A (the "Release") and such Release becoming effective within twenty-one (21) days following the Termination Date (such twenty-one day period, the "Release Execution Period"), the Executive shall be entitled to receive the following:

(a)  an amount equal to two times the Executive’s most recent Base Salary (but determined prior to any action involving Base Salary that would constitute Good Reason) (the “Severance Amount”). To the extent that such Severance Amount exceeds the 409A Separation Pay Limit (as defined below), such amount shall be paid in a single lump sum on the regular payroll date of the Employer, pertaining to then current salaried employees of the Employer, (“payroll date”) next following the first anniversary date of the Employee’s Date of Termination. The portion of the Severance Amount that does not exceed the 409A Separation Pay Limit shall be paid in substantially equal amounts on each payroll date over a one year period; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payments shall not begin until the beginning of the second taxable year provided further that, the first installment payment shall include all amounts of Base Salary that would otherwise have been paid to the Executive during the period beginning on the Termination Date and ending on the first payment date if no delay had been imposed.

(b)  a payment equal to the product of (i) the Annual Bonus, if any, that the Executive would have earned for the fiscal year in which the Termination Date (as determined in accordance with Section 5.7) occurs based on achievement of the applicable performance goals for such year in relation to the then applicable Target Bonus and (ii) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year (the "Pro-Rata Bonus"). This amount shall be paid on the date that annual bonuses are paid to similarly situated executives, which will occur during the period from the last day of the Fiscal Year to which the Annual Bonus relates and the 2 1/2 month period following, as set forth in Section 4.2(b).

(c)  The treatment of any outstanding equity awards shall be determined in accordance with the terms of the Plan and the applicable award agreements.

(d) Notwithstanding the terms of the Plan or any applicable award agreements:

(i)  all outstanding unvested stock options/stock appreciation rights granted to the Executive during the Employment Term shall become fully vested and exercisable for the remainder of their full term;

(ii)  all outstanding equity-based compensation awards, other than stock options/stock appreciation rights, that do not vest based on the attainment of performance goals, shall become fully vested and the restrictions thereon shall lapse; provided that, any delays in the settlement or payment of such awards that are set forth in the applicable award agreement and that are required under Section 409A ("Section 409A") of the Internal Revenue Code of 1986, as amended (the "Code") shall remain in effect; and

(iii)  all outstanding equity-based compensation awards, other than stock options/stock appreciation rights, that vest based on the attainment of performance goals shall remain outstanding and shall vest or be forfeited in accordance with the terms of the applicable award agreements, if the applicable performance goals are satisfied; provided that vesting provisions of this Section 5.2(d)(iii) are subject to the terms of the Plan that may provide for earlier vesting at a target level or upon a Change in Control.

(e)  for purposes of paragraph 5.2, “409A Separation Pay Limit” means two times the lesser of (x) the Executive’s annual compensation during the calendar year preceding the year of the termination of employment; and (y) the adjusted compensation limit under Code Section 401(a)(17) in effect for the year of the termination.

5.3  Non-Renewal. The Employment Term and the Executive's employment hereunder may be terminated by the Company's failure to renew the Agreement in accordance with Section 1. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive's compliance with Section 6, Section 7, Section 8, and Section 9 of this Agreement and the Executive's execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company/substantially similar to the release attached as Exhibit A (the "Release") and such Release becoming effective within seven (7) days following the Termination Date (such seven- day period, the "Release Execution Period"), the Executive shall be entitled to receive continued Base Salary for three months following the Termination Date payable in equal installments in accordance with the Company's normal payroll practices, but no less frequently than monthly, which shall commence within seven (7) days following the Termination Date; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payments shall not begin until the beginning of the second taxable year provided further that, the first installment payment shall include all amounts of Base Salary that would otherwise have been paid to the Executive during the period beginning on the Termination Date and ending on the first payment date if no delay had been imposed .

5.4 Death or Disability.

(a)  The Executive's employment hereunder shall terminate automatically on the Executive's death during the Employment Term, and the Company may terminate the Executive's employment on account of the Executive's Disability.

(b)  If the Executive's employment is terminated during the Employment Term on account of the Executive's death or Disability, the Executive (or the Executive's estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:

(i) the Accrued Amounts; and

(ii)  a lump sum payment equal to the Executive's Target Bonus for the year in which the Termination Date occurs, which shall be paid within thirty (30) days following the Termination Date.

Notwithstanding any other provision contained herein, all payments made in connection with the Executive's Disability shall be provided in a manner which is consistent with federal and state law.

(c)  For purposes of this Agreement, "Disability" shall mean the Executive's inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; provided, however, in the event that the Company temporarily replaces the Executive, or transfers the Executive's duties or responsibilities to another individual on account of the Executive's inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then the Executive's employment shall not be deemed terminated by the Company and the Executive shall not be able to resign with Good Reason as a result thereof. Any question as to the existence of the Executive's Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

5.5 Change in Control Termination.

(a)  Notwithstanding any other provision contained herein, if the Executive's employment hereunder is terminated by the Executive for Good Reason or by the Company on account of its failure to renew the Agreement in accordance with Section 1 or without Cause (other than on account of the Executive's death or Disability), in each case within twelve (12) months following a Change in Control, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive's compliance with Section 6, Section 7, Section 8 and Section 9 of this Agreement and the Executive's execution of a Release which becomes effective within seven (7) days following the Termination Date, the Executive shall be entitled to receive the following:

(i)  a lump sum payment equal to three times the sum of the Executive's Base Salary and Target Bonus for the year in which the Termination Date occurs (or if greater, the year immediately preceding the year in which the Change in Control occurs), which shall be paid within thirty (30) days following the Termination Date; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year; and

(ii)  a lump sum payment equal to the Executive's Target Bonus for the fiscal year in which the Termination Date (as determined in accordance with Section 5.7) occurs (or if greater, the year in which the Change in Control occurs), which shall be paid within thirty (30) days following the Termination Date; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year.

(b)  Notwithstanding the terms of any equity incentive plan or award agreements, as applicable:

(i)  all outstanding unvested stock options/stock appreciation rights granted to the Executive during the Employment Term shall become fully vested and exercisable for the remainder of their full term;

(ii)  all outstanding equity-based compensation awards other than stock options/stock appreciation rights that do not vest based on the attainment of performance goals shall become fully vested and the restrictions thereon shall lapse; provided that, any delays in the settlement or payment of such awards that are set forth in the applicable award agreement and that are required under Section 409A shall remain in effect; and

(iii)  all outstanding equity-based compensation awards other than stock options/stock appreciation rights that vest based on the attainment of performance goals shall remain outstanding and shall vest or be forfeited in accordance with the terms of the applicable award agreements, if the applicable performance goals are satisfied.

(c)  For purposes of this Agreement, "Change in Control" shall mean the occurrence of any of the following after the Effective Date:

(i)  one person (or more than one person acting as a “group” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) acquires ownership of stock of the Company that, together with the Company securities held by such person or group, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, acquires Company securities representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total voting power of the Company's stock and acquires additional securities;

(ii)  a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not approved by a majority of the Board before the date of appointment or election; or

(iii) the sale of all or substantially all of the Company's assets. Notwithstanding the foregoing, (i) the Merger is not a Change in Control for purposes of this Agreement and (ii) a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company's assets under Section 409A.

5.6  Notice of Termination. Any termination of the Executive's employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.4(a) on account of the Executive's death) shall be communicated by written notice of termination ("Notice of Termination") to the other party hereto in accordance with this Section 5.626. The Notice of Termination shall specify:

(a) The termination provision of this Agreement relied upon;

(b)  To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated; and

(c) The applicable Termination Date.

5.7 Termination Date. The Executive's "Termination Date" shall be:

(a)  If the Executive's employment hereunder terminates on account of the Executive's death, the date of the Executive's death;

(b)  If the Executive's employment hereunder is terminated on account of the Executive's Disability, the date that it is determined that the Executive has a Disability;

(c)  If the Company terminates the Executive's employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive;

(d)  If the Company terminates the Executive's employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than fourteen (14) days following the date on which the Notice of Termination is delivered; provided that, the Company shall have the option to provide the Executive with a lump sum payment equal to fourteen (14) days' Base Salary in lieu of such notice, which shall be paid in a lump sum on the Executive's Termination Date and for all purposes of this Agreement, the Executive's Termination Date shall be the date on which such Notice of Termination is delivered;

(e)  If the Executive terminates his employment hereunder with or without Good Reason, the date specified in the Executive's Notice of Termination, which shall be no less than fourteen (14) days following the date on which the Notice of Termination is delivered; provided that, the Company may waive all or any part of the fourteen (14) day notice period for no consideration by giving written notice to the Executive and for all purposes of this Agreement, the Executive's Termination Date shall be the date determined by the Company; and

(f)  If the Executive's employment hereunder terminates because either party provides written notice of non-renewal pursuant to Section 1, the Renewal Date immediately following the date on which the applicable party delivers notice of non-renewal.

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Executive incurs a "separation from service" within the meaning of Section 409A.

5.8  Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, any amounts payable pursuant to this Section 5 shall not be reduced by compensation the Executive earns on account of employment with another employer.

5.9  Resignation of All Other Positions. Unless mutually agreed to in writing, on termination of the Executive's employment hereunder for any reason, the Executive agrees to resign, effective on the Termination Date/shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

6.  Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive's cooperation in the future. Accordingly, following the termination of the Executive's employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive's service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive's other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive's Base Salary on the Termination Date.

7.  Confidential Information. The Executive understands and acknowledges that during the Employment Term, the Executive will have access to and learn about Confidential Information, as defined below.

7.1 Confidential Information Defined.

(a) Definition.

For purposes of this Agreement, "Confidential Information" includes, without limitation, contract terms and rates; negotiating and contracting strategies; financial information, reports, and forecasts; inventions, improvements and other intellectual property; product plans or proposed product plans; trade secrets; designs, processes or formulae; software; employee, customer, patient, provider and supplier information; information from patient medical records; financial data; insurance reimbursement methodologies, strategies and practices; product and service pricing methodologies, strategies and practices; contracts with physicians, providers, provider networks, payors, physician databases and contracts with hospitals; regulatory and clinical manuals; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) that have been discussed or considered by the Company or its affiliates, including, without limitation, the management of the Company or its affiliates. Confidential Information includes information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Company or its affiliates have a business relationship. .

The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Executive understands and agrees that Confidential Information includes information developed by Executive in the course of employment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive's behalf.

(b) Company Creation and Use of Confidential Information.

The Executive understands and acknowledges that the Company (including its’ affiliates) has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the field of Population Health Management. The Executive understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace.

(c) Disclosure and Use Restrictions.

The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company or its’ affiliates) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and its’ affiliates, and, in any event, not to anyone outside of the direct employ of the Company and its’ affiliates, except as required in the performance of the Executive's authorized employment duties to the Company and its’ affiliates or with the prior consent of the Board or General Counsel acting on behalf of the Company and its’ affiliates in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company and its’ affiliates, except as required in the performance of the Executive's authorized employment duties to the Company or with the prior consent of the Board or General Counsel acting on behalf of the Company and its’ affiliates in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent).

(d)  Permitted disclosures. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Board or General Counsel.

(e)  Permitted Communications. Nothing herein prohibits or restricts the Executive (or the Executive's attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), any other self-regulatory organization, or any other federal or state regulatory authority regarding a possible securities law violation.

(f)  Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 ("DTSA"). Notwithstanding any other provision of this Agreement:

(i)  The Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(A)  is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and

(2) solely for the purpose of reporting or investigating a suspected violation of law; or

(B)  is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

(ii)  If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company's trade secrets to the Executive's attorney and use the trade secret information in the court proceeding if the Executive:

(A) files any document containing trade secrets under seal;

and

order.

(B) does not disclose trade secrets, except pursuant to court

The Executive understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Executive first having access to such Confidential Information (whether before or after he begins employment by the Company) and shall continue during and after his employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Executive's breach of this Agreement or breach by those acting in concert with the Executive or on the Executive's behalf.

8. Restrictive Covenants.

8.1  Acknowledgement. The Executive understands that the nature of the Executive's position gives the Executive access to and knowledge of Confidential Information and places the Executive in a position of trust and confidence with the Company and its’ affiliates.

The Executive further understands and acknowledges that the ability of the Company and its affiliates to maintain Confidential Information for the exclusive knowledge and use of the Company and its affiliates is of great competitive importance and commercial value to the Company and its affiliates, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity.

8.2  Non-Competition. Because of the legitimate business interest of the Company and its’ affiliates as described herein and the good and valuable consideration offered to the Executive, during the Employment Term and for the term of one (1) year thereafter, to run consecutively, beginning on the last day of the Executive's employment with the Company, regardless of the reason for the termination and whether employment is terminated at the option of the Executive or the Company and its affiliates the Executive agrees and covenants not to engage in Prohibited Activity.

For purposes of this Section 8, "Prohibited Activity" is activity in which the Executive contributes the Executive's knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity engaged in the same or similar business as the Company and its’ affiliates, including those engaged in the business of Population Health Management. Prohibited Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information, or Confidential Information. For purposes of clarification, Executive’s existing ownership interests and involvement in the entities which own the real estate and improvements associated with the hospitals to be operated by the Company and its affiliates on the date hereof will not be considered “Prohibited Activity” under this Agreement.

Nothing herein shall prohibit the Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation.

(a) This Section 8 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Board or General Counsel.

8.3  Non-Solicitation of Employees. The Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company and its’ affiliates, or attempt to do so, during a term of two (2) years, to run consecutively, beginning on the last day of the Executive's employment with the Company.

8.4  Non-Solicitation of Customers. The Executive understands and acknowledges that because of the Executive's experience with and relationship to the Company and its affiliates, the Executive will have access to and learn about much or all of the Company and its affiliates’ customer information. "Customer Information" includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, decision makers, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to the Company’s service offerings

The Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm.

The Executive agrees and covenants, during a term of twelve (12) months to run consecutively, beginning on the last day of the Executive's employment with the Company, not to directly or indirectly solicit, contact (including but not limited to email, regular mail, express mail, telephone, fax, instant message, or social media), attempt to contact, or meet with the Company's current, former or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company.

9.  Non-Disparagement. The Executive agrees and covenants that the Executive will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company its’ affiliates or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties.

This Section 9 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Board or General Counsel

The Company agrees and covenants that it shall direct its officers and directors to refrain from making any defamatory or disparaging remarks, comments, or statements concerning the Executive to any third parties.

10.  Acknowledgement. The Executive acknowledges and agrees that the services to be rendered by the Executive to the Company are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Company's industry, methods of doing business and marketing strategies by virtue of the Executive's employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company and its’ affiliates.

The Executive further acknowledges that the benefits provided to the Executive under this Agreement, including the amount of the Executive's compensation, reflects, in part, the Executive's obligations and the Company's rights under Section 7, Section 8, and Section 9 of this Agreement; that the Executive has no expectation of any additional compensation, royalties, or other payment of any kind not otherwise referenced herein in connection herewith; and that the Executive will not suffer undue hardship by reason of full compliance with the terms and conditions of Section 7, Section 8, and Section 9 of this Agreement or the Company's enforcement thereof.

11.  Remedies. In the event of a breach or threatened breach by the Executive of Section 7, Section 8, or Section 9 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, and that money damages would not afford an adequate remedy, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

12.  Arbitration. Any dispute, controversy, or claim arising out of or related to this Agreement or any breach of this Agreement or the Executive's employment, whether the claim arises in contract, tort, or statute, shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by the American Arbitration Association and shall be conducted consistent with the rules, regulations, and requirements thereof as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding upon the parties.

13. Proprietary Rights.

13.1  Work Product. The Executive acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by the Executive individually or jointly with others during the Employment Term and relate in any way to the business or contemplated business, products, activities, research, or development of the Company or result from any work performed by the Executive for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, "Work Product"), as well as any and all rights in and to US and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), mask works, and rights in data and databases, (d) trade secrets, know-how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any par of the world (collectively, "Intellectual Property Rights"), shall be the sole and exclusive property of the Company.

For purposes of this Agreement, Work Product includes, but is not limited to, Company and its’ affiliates information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.

13.2  Work Made for Hire; Assignment. The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is "work made for hire" as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive's entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company's rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

13.3  Further Assurances; Power of Attorney. During and after the Employment Term, the Executive agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect, and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. The Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive's behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company's request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by the Executive's subsequent incapacity.

13.4  No License. The Executive understands that this Agreement does not, and shall not be construed to, grant the Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to the Executive by the Company.

14. Security.

14.1  Security and Access. The Executive agrees and covenants (a) to comply with all Company and its’ affiliates security policies and procedures as in force from time to time including without limitation those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Company and its’ affiliates intranet, internet, social media and instant messaging systems, computer systems, email systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Company and its’ affiliates facilities, IT resources and communication technologies ("Facilities and Information Technology Resources"); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of the Executive's employment by the Company, whether termination is voluntary or involuntary. The Executive agrees to notify the Company promptly in the event the Executive learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction, or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Company and its’ affiliates property or materials by others.

14.2  Exit Obligations. Upon (a) voluntary or involuntary termination of the Executive's employment or (b) the Company's request at any time during the Executive's employment, the Executive shall (i) provide or return to the Company any and all Company and its’ affiliates property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, email messages, recordings, tapes, disks, thumb drives or other removable information storage devices], hard drives, negatives, and data and all Company and its’ affiliates documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company and its’ affiliates or any of its business associates or created by the Executive in connection with the Executive's employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive's possession or control, including those stored on any non-Company and its’ affiliates devices, networks, storage locations, and media in the Executive's possession or control.

15.  Publicity. The Executive hereby irrevocably consents to any and all uses and displays, by the Company and its’ affiliates and its agents, representatives and licensees, of the Executive's name, voice, likeness, image, appearance, and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during or after the Employment Term, for all legitimate commercial and business purposes of the Company and its’ affiliates ("Permitted Uses") without further consent from or royalty, payment, or other compensation to the Executive. The Executive hereby forever waives and releases the Company and its’ affiliates and its directors, officers, employees, and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the Employment Term, arising directly or indirectly from the Company and its’ affiliates' and its agents', representatives', and licensees' exercise of their rights in connection with any Permitted Uses.

16.  Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Texas without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Texas, county of Harris. The parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

17.  Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

18.  Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Chef Executive Officer of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

19.  Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

20.  Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

21.  Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

22.  Tolling. Should the Executive violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which the Executive ceases to be in violation of such obligation.

23. Section 409A.

23.1  General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

23.2  Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with the Executive's termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and the Executive is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date following the six-month anniversary of the Termination Date or, if earlier, on the Executive's death (the "Specified Employee Payment Date"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Executive's separation from service occurs] shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

23.3  Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a)  the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b)  any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c)  any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

23.4  Tax Gross-ups. Any tax gross-up payments provided under this Agreement shall be paid to the Executive on or before December 31 of the calendar year immediately following the calendar year in which the Executive remits the related taxes.

24.  Notification to Subsequent Employer. When the Executive's employment with the Company terminates, the Executive agrees to notify any subsequent employer of the restrictive covenants sections contained in this Agreement. The Executive will also deliver a copy of such notice to the Company before the Executive commences employment with any subsequent employer. In addition, the Executive authorizes the Company to provide a copy of the restrictive covenants sections of this Agreement to third parties, including but not limited to, the Executive's subsequent, anticipated, or possible future employer.

25.  Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

26.  Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Clinigence Holdings, Inc.

6030 S. Rice Ave, Suite C Houston, Texas 77081

Attn: General Counsel If to the Executive:

Thomas T. Vo

6030 S. Rice Ave, Suite C Houston, Texas 77081

27.  Representations of the Executive. The Executive represents and warrants to the Company that:

(a)  The Executive's acceptance of employment with the Company and the performance of duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which the Executive is a party or is otherwise bound.

(b)  The Executive's acceptance of employment with the Company and the performance of duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

28.  Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

29.  Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

30.  Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE'S CHOICE BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

 Clinigence Holdings, Inc. (to be renamed Nutex Health Inc.)

By: /s/ Warren Hosseinion

Name: Warren Hosseinion

Title: President

2

IN WITNESS WHEREOF, the parties hereto have executed this Agreement a of the date first above written.

 EXECUTIVE

/s/ Thomas T. Vo

Name: Thomas T. Vo

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT (TOM VO)

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